Exhibit 99.1

EQT Midstream Partners Appoints New Board Member

Pittsburgh, PA (February 25, 2013) – EQT Midstream Partners, LP (NYSE: EQM), an EQT Corporation company, is pleased to announce the appointment of Lara E. Washington as a new member of the Board of Directors of its general partner.  Ms. Washington will serve as a member of the audit and conflicts committees.

Ms. Washington is currently President of the Allegheny County Rehabilitation Corporation (AHRCO), a privately held residential property management company serving Western Pennsylvania.  Ms. Washington joined AHRCO in 2003 as Vice President, Development.  Prior to joining AHRCO, Ms. Washington was a senior consultant with PricewaterhouseCoopers, LLP.  She holds a Bachelor of Arts degree in Economics from Brown University, as well as a Masters of Education degree and a Masters of Business Administration degree from Stanford University.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire and develop midstream assets in the Appalachian basin. The Partnership provides midstream services to EQT Corporation and third-party companies through two primary assets: the Equitrans Transmission and Storage System and the Equitrans Gathering System.  The Partnership has a 700 mile FERC-regulated, interstate pipeline system and more than 2,000 miles of FERC-regulated, low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com

Analyst inquiries please contact:

Nate Tetlow – Investor Relations Manager

412.553.5834

ntetlow@eqtmidstreampartners.com

Patrick Kane – Chief Investor Relations Officer

412.553.7833

pkane@eqtmidstreampartners.com

Media inquiries please contact:

Natalie Cox – Corporate Director, Communications

412.395.3941

ncox@eqtmidstreampartners.com